Exhibit 99.1

For more information,
contact:	Richard Brock President and CEO rbrock@firstwave.net 770-250-0351

Firstwave Reports Fourth Quarter and Year-ended Results for 2005
Company reports positive outlook from the sale of the UK Subsidiary and the relationship with M1 Global

ATLANTA (February 6, 2006) - Firstwave Technologies, Inc. (NASDAQ: FSTW), a web-based, CRM solutions provider, today announced financial results for the fourth quarter and year ended December 31, 2005.

Continuing Operations
The loss from continuing operations for the fourth quarter of 2005 decreased 92% to $230,000, including dividends, or $0.08 per fully diluted share, from a loss of $2.9 million in the fourth quarter of 2004, or $1.08 per fully diluted share. For the full year of 2005, the loss from continuing operations decreased 65% to $1.86 million, including dividends, or $0.68 per fully diluted share, from a loss of $5.3 million, or $1.97 per fully diluted share, in 2004.

Software license revenues decreased 27% to $137,000 in the fourth quarter of 2005 from $187,000 in the fourth quarter of 2004. Services revenues decreased 81% to $47,000 in the fourth quarter of 2005 as compared to $244,000 in the same quarter a year ago. Maintenance revenues decreased 23% to $436,000 in fourth quarter of 2005 from $566,000 in the fourth quarter of 2004. Total revenues for the fourth quarter of 2005 were $622,000, a 38% decrease from the fourth quarter of 2004 revenues of $1.0 million. $110,000 of the total revenue decrease in the fourth quarter of 2005 relates to the fact that Firstwave began receiving a percentage of revenues from M1 Global’s sales (33% of license revenues and 20% of services revenues); however, the costs relating to making such sales are borne entirely by M1 Global so the amounts received by Firstwave from these revenues totally benefit the bottom line.

For the full year of 2005, the Company reported a decrease in software license revenues of 37% to $551,000 from $876,000 in 2004, and a decrease in services revenues of 46% to $623,000 from $1.1 million in 2004. Maintenance revenues decreased 19% to $2.0 million in 2005 from $2.5 million in 2004, and total revenues decreased 29% to $3.2 million in 2005 from $4.5 million in 2004.

As more fully explained above, the decreases in license and services revenue is in part the result of a shift in the product marketing approach from a direct model to a channel model as reflected in the relationship with M1 Global. Maintenance revenues, however, fell at a much lesser rate than the other revenues, which stems from a high level of maintenance renewals from existing customers.

Although revenues decreased during the fourth quarter and for the full year of 2005, the bottom line improved primarily due to the M1 Global relationship, which results in Firstwave receiving 33% of license revenues and 20% of services revenues without incurring any of the associated expenses, rather than receiving 100% of the revenues and carrying 100% of the related costs.

Discontinued Operations
On June 3, 2005, Firstwave entered into the Stock Purchase Agreement with AllAboutTickets LLC to sell its UK Subsidiary. As a result of this sale, there were no discontinued operations results during the fourth quarter of 2005 compared to net income of $213,000 in the fourth quarter of 2004. For the full year 2005, the Company reported a loss from the discontinued operations of $457,000 prior to the sale compared to earnings of $410,000 for all of 2004. The $457,000 loss from discontinued operations in 2005 was partially offset by a gain on the sale of the UK subsidiary of $327,000.

Other
Firstwave reported a cash balance of $360,000 at December 31, 2005, and continues to carry no debt. This was the first increase in quarter-over-quarter cash flows from operations since the fourth quarter of 2004.

“As explained in my letter filed with this announcement and available on our web site, both the sale of the UK Subsidiary and the outsourcing agreement with M1 Global have had positive impacts on Firstwave,” commented Richard Brock, President and CEO of Firstwave. “Operating at a greatly reduced expense level, we anticipate seeing movement toward profitability and continuing positive cash flows in the future.”

Firstwave will hold its fourth quarter earnings conference call on Thursday, February 9, 2006, at 4:00 P.M. EST. To participate in the call from the United States or Canada, please dial 866-256-3815 approximately five minutes prior to the start time. To participate in the call from outside the United States or Canada, please dial 703-639-1212 five minutes prior to the start time.

ABOUT FIRSTWAVE

Firstwave® Technologies, Inc. is a global provider of strategic CRM solutions specifically designed for “capturing the story so far” in sales and customer support applications. Firstwave’s solutions provide companies with fit-to-purpose features that optimize how companies win, maintain and grow customer and organizational relationships while improving the overall customer experience. With 20 years of experience in CRM, Firstwave’s legacy of CRM best practices and Customer-First Commitment has earned the Company numerous industry awards and accolades. Firstwave is headquartered in Atlanta, Georgia. For more information, visit the Company's web site at www.firstwave.net or call 1-800-540-6061.

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### NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the parties will be able to successfully launch a combined product offering and develop any significant customer following from the transactions described in this release, the Company's dependence on other parties to continue to perform under the agreements described in this release, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2006 or beyond.

Firstwave Technologies, Inc.
Selected Financial Information
(in thousands; except per share data)

Consolidated Statement of Operations	For the		For the
	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	(unaudited)
	2004	2005	2004	2005

Revenues	$1,006	$622	$4,526	$3,224

Loss from continuing operations before tax	(2,860)	(159)	(5,048)	(1,578)

Loss from continuing operations after tax	(2,860)	(159)	(5,048)	(1,578)

Income/(loss) from discontinued operations	213	0	410	(457)
Gain on sale of discontinued operations	0	0	0	327

Net Loss	(2,647)	(159)	(4,638)	(1,708)

Dividends on preferred stock	(71)	(71)	(255)	(284)

Net loss applicable to common shareholders	$(2,718)	$(230)	$(4,893)	$(1,992)

Basic and diluted per share data:
Earnings/(Loss) from continuing operations	$(1.08)	$(0.08)	$(1.97)	$(0.68)
Earnings/(Loss) from discontinued operations	0.08	-	0.15	(0.05)
Net Income/(Loss) per common share	$(1.00)	$(0.08)	$(1.82)	$(0.73)
Weighted average shares	2,694	2,729	2,682	2,709

Consolidated Balance Sheet	Dec 31,	Dec 31,
	2004	2005

Cash	$1,286	$360
AR and other current assets	1,170	1,174
Total current assets	$2,456	$1,534

Long term assets	3,817	2,725

Total assets	$6,273	$4,259

Current liabilities	$2,424	$1,596
Shareholders' equity	3,849	2,663

Total liabilities and shareholders' equity	$6,273	$4,259